Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Karen Raskopf or
Randy Hargrove
Blockbuster Inc.
214.854.3190

BLOCKBUSTER ANNOUNCES RESIGNATION

OF NIGEL TRAVIS AS PRESIDENT AND COO

DALLAS, Oct. 27, 2004 – Blockbuster Inc. (NYSE: BBI, BBI.B) today announced the resignation of Nigel Travis as the Company’s President and Chief Operating Officer. Travis will remain with the Company for the remainder of the year assisting with an orderly transition.

“In the decade since Nigel joined the Company, Blockbuster has grown from a rental chain with just over 4,000 stores into a global home entertainment brand with more than 9,000 stores in 26 countries,” said John Antioco, Blockbuster Chairman and CEO. “Over the past two years, he has been particularly instrumental in support of our efforts to transform Blockbuster from a company where a customer goes to rent a movie into a brand where customers can rent, buy or trade movies, new or used, in-store or online. We would like to thank Nigel for his many valuable contributions during his tenure with Blockbuster, and we wish him well in his pursuit of broader executive responsibilities.”

Travis joined Blockbuster in 1994 as vice president, Europe and subsequently served as president, international operations; president worldwide retail operations; and executive vice president, worldwide stores division. He was appointed president and COO in September of 2001.

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. Blockbuster may be accessed worldwide at www.blockbuster.com.

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